EXHIBIT 10.3

EMPLOYMENT AGREEMENT FOR DEFINITE PERIOD

THE UNDERSIGNED

1.	GEDI CUBE B.V., a private company with limited liability, incorporated and registered at the Dutch Chamber of Commerce with number 91275237, with its registered office at Fred. Roeskestraat 115, 1076EE Amsterdam, hereby duly represented by Mr. D. Weinstein, hereinafter referred to as “Employer”, and

2.	Maurice E.W.M. van Tilburg, born on 31 May 1971, with Dutch passport XXXXX, is with working permit for the European Union, residing at XXXXX, hereinafter referred to as “Employee”.

Employer and Employee together hereinafter mention as “Parties”.

CONSIDERING THAT

•	Employee has made spoken agreements with Employer’s to come to employment for a definite time and Parties wish to bring their agreements to this written (labor) Agreement.

HEREBY AGREE AS FOLLOWS

ARTICLE 1: COMMENCEMENT AND TERMS

1.	Employee will take employment at Employer’s for a definite Period from 14 December 2024

2.	This Agreement may be terminated by either party effective from the end of a calendar month by giving notice in writing, with due observance of a thirty (30) day notice period.

3.	This Agreement will end without any prior notice of termination being required, on 31 December 2026.

4.	Employee agrees that Employer may provide all information regarding this employment and this Agreement, at any time, electronically based on article 7:655 of the DCC.

5.	Employee declares that he will, in case he deems necessary, actively, contact Employer in case of any, further, questions about his employment.

6.	This Agreement is not an agreement as in article 7:690 of the DCC.

ARTICLE 2: NO COLLECTIVITY

No collective labor contract and/or general terms and conditions of employment apply to this employment Agreement.

ARTICLE 3: POSITION AND DUTIES

1.	In the context of this Agreement the Employee shall hold the position of Chief Executive Officer (CEO) and as such the Employee shall be responsible for the scope of work outlined by the CEO of the parent company Renovaro Inc. and will perform all the necessary work related to that position, which position of Employee is further defined in the Personnel Handbook of Employer, of which Employer handed a copy to Employee and of which position all relevant details are clear to Employee.

2.	Employee shall report directly to and shall be accountable the CEO of Parent Company of Employer, David Weinstein, and will strictly and properly follow his instructions in alignment with the Executive Board of Renovaro Inc.

3.	Employee undertakes to do and to refrain from doing anything and everything that can be expected from a diligent employee, to devote all his knowledge and skills for Employer’s benefit and to promote Employer’s interests to the best of his knowledge and ability.

4.	With observance of article 21, Employer is entitled to make changes to Employee’s position and to modify the terms of his employment accordingly.

5.	Employer may require Employee to also perform activities other than those which are part of the normal exercise of the function, if and insofar as these other activities can reasonably be required by Employer.

ARTICLE 4: LOCATION

1.	Employee’s work location is Employer’s office in Amsterdam.

2.	At Employer’s request, Employee undertakes to perform his work at another working-office of Employer at a different location, if necessary, within reasonability.

ARTICLE 5: WORKING HOURS

1.	Employee will work for 40 (fourty) hours per week at Employer, divided over 5 (five) days.

2.	The work is performed by Employee during the normal business hours of Employer, which are always (to be) determined by Employer.

3.	ln connection with Employee’s position, in appropriate cases Employee will also be required to perform his work outside the working hours that normally apply for him. This has been considered when Employcc·s salary was determined. and thus Employee will not be entitled to any payment of any compensation for work that is performed outside the working hours that normally apply for him.

ARTICLE 6: SALARY

1.	Employee receives and will receive a gross base salary in the amount of Euro €22,080 per month. This salary, less statutory deductions, will be paid monthly towards the end of a month into a bank account designated by Employee.

2.	With respect to each calendar year during the Term, Senior Executive shall be eligible to earn an annual discretionary cash bonus (the “Annual Bonus’”). with a target Annual Bonus of up to Euro €96,000 subject to standard payroll deductions and withholdings, based on the Company’s achievement of certain performance goals as determined by the Board. The terms and criteria applicable to the Annual Bonus will be formally communicated as soon as possible.

3.	With a view to Article 7:626, paragraph 4, of the DCC, Employee declares to agree that his salary slip can also be presented electronically.

4.	Employee will be entitled to participate in the company share option plan which will be defined by the Board of Renovaro Inc.

ARTICLE 7: PENSION

A collective pension plan administered by A.S.R. NEDERLAND as laid down in the “GEDI CUBE B.V. pension settlement document” applies at Employer. Employee will be a participant in this plan if and insofar as Employee is in compliance with the terms and conditions stipulated in the plan, Employee will have the rights and obligations as stipulated in the description of the pension plan from time to time.

ARTICLE 8: EXPENSES AND EDUCATION

1.	Employer will reimburse Employee for business expenses that Employee incurs at the request and on behalf of Employer, after Employee has submitted the relevant receipts, invoices and proof of payment. Expenses must be declared within 30 (thirty) days after the time at which the expenses in question have been incurred. After that date, Fmployee’s right to business expenses reimbursement lapse. Employee must receive prior written permission from Employer before incurring any expenses that exceed the amount of EUR 100 (hundred Euro).

2.	Employee is not entitled to any allowance or reimbursement of costs in the event of illness lasting 30 (thirty) days or longer, termination of employment or suspension.

ARTICLE 9: HOLIDAY ALLOWANCE

1.	Based on the mentioned working hours, Employee will be entitled to 20 (twenty) working-days of holiday per year, based on full pay.

2.	Employer is entitled to appoint 4 (four) days of the days of holiday per year as mandatory.

3.	Employer determines the start and the end of a/the holiday after consultation with Employee.

4.	If Employee intends to take more than 3 (three) weeks of vacation, he must submit a written request to that effect to Employer. Employer will indicate whether there are any objections.

5.	In the event of incapacity for work, Employee does not accrue vacation days.

6.	Holiday entitlements not taken up lapse on the basis of the statutory provisions or can, at Employer’s discretion, be paid out after the expiry of a calendar year.

7.	Employee is entitled to a holiday allowance which is equal to 8% (eight percent) on top of the gross salary received in total in the 12 (twelve) months preceding the month of payment. Payment will be made annually in the month of May unless Employee requests for this to be paid monthly. In the event that this Agreement is terminated prematurely the holiday allowance will be due pro rata.

8.	Upon termination of this Agreement, settlement of too many/few holiday hours taken, and too many/little paid holiday allowance will be made by deduction from or payment from the last monthly salary, all pro-rata of the number of months worked in the period concerned.

9.	Article 7:640a of the DCC is applicable.

ARTICLE 10: SUSPENSION

1.	Employer reserves the right to suspend Employee (to non-activity) with retention of salary.

2.	In the event of suspension, Employee is not obliged to remain available to perform work for Employer, however, on pain of Employer’s obligation to continue to pay salary, Employee is not free to perform work for third parties during the time that he should normally be available to perform work for Employer.

3.	Employer undertakes to proceed to suspension only with a written statement of reasons.

4.	Employer is always authorized to withdraw the suspension, in which case Employee is obliged to resume the agreed work at Employer’s first demand.

ARTICLE 11: ILLNESS/INCAPACITY

1.	In the event that Employee is disabled for work due to illness during the first 4 weeks Employer will, only insofar and to the extent that a statutory obligation applies, continue paying 100 % of Employee’s current (of: last) salary as stipulated in articles 4 and 9: 70% during the following 98 weeks. Payments will continue to be made only until the end of the employment (in the event that that is earlier). The benefits that Employee receives under social security laws and/or benefits under any other insurance taken out by Employer with respect to occupational disability will be deducted from the payments made on the ground of this article, the foregoing insofar as Employee receives such benefits directly. As of February 4, 2025, no illness has been disclosed.

2.	On pain of forfeiture of the entitlement to continued payment of salary pursuant to this article (in addition or as a supplement to his statutory obligations) the Employee must strictly comply with the instructions and guidelines given by or on behalf of the Employer (with which the Employee hereby declares that he is familiar) and the Employee must cooperate with any medical examinations in this respect if the Employee is requested to do so. Forfeiture of the right to continued payment of salary as provided for above will not preclude the application of other sanctions in this respect.

3.	The foregoing provisions are without prejudice to the Employer’s right to invoke article 7:629 of the DCC to suspend payment of salary.

4.	Benefits that Employee receives under social security laws and/or benefits under any other insurance taken out by Employer with respect to occupational disability will be deducted from the payments made on the ground of this article, the foregoing insofar as Employee receives such benefits directly.

5.	During a period of leave as determined in the “Wet Arbeid en Zorg”, Employee is entitled to the daily wage referred to in that Act. For all forms of paid leave of/and absence, Employer refers to the mentioned Personnel Handbook and the DCC.

6.	If a third party has caused Employee’s incapacity for work/illness, Employee must report this to Employer immediately in connection with Employer’s rights to recover from a third party. On first request of Employer, Employee will provide all information that Employer needs to recover from this third party, including all rights of recourse of Employer according to article 6:107a of the DCC.

7.	Employer is always authorized to amend these regulations as far as the law allows.

8.	Employee declares that he is aware of and agrees with the regulations laid down by the Employer in connection with reporting sick and checking.

9.	The above obligations apply regardless of the way this Agreement ends.

ARTICLE 12: PROPERTY

1.	All (property of) items that are made available by Employer to Employee are and remain the property of Employer and must be made available to Employer at the end of this Agreement, or so much earlier than is required by Employer. Employee is prohibited to use these items for private use other than with the explicit permission of Employer.

2.	Employee is not allowed to keep any property of any items of Employer for the benefit of any claim, whether alleged or not. Employee waives any right of retention.

ARTICLE 13: CONFIDENTIALITY

1.	During the term of employment as well as after it has ended - regardless of the manner in which and the reasons for which the employment has ended -Employee is prohibited from disclosing to third parties in any manner, either directly or indirectly, and in any form and in any manner, including any form of digital and/or social media, whatsoever any information that comes to his attention pertaining to the confidential business and interests of Employer and/or any companies affiliated with it, its customers and its other business relations, all of the foregoing in the broadest sense of the word, unless Employee is required to disclose such matters to third parties in connection with his performance of the above obligations apply regardless of the way this Agreement ends.

2.	lmmediately at Employer’s request, or in the event that Employee is suspended and at the time at which his employment is terminated, regardless of the manner in which and the reasons for which Employee is suspended or the employment has ended, Employee will return to Employer any and all property of Employer and/or any companies affiliated with it that Employee has in his possession, in addition to any and all documents that are in any way related to Employer and/or any companies affiliated with it or to the customers and other business relations of Employer and/or the companies affiliated with it, all of the foregoing in the broadest sense of the word, as well as any and all copies of such documents.

ARTICLE 14: NON-ANCILLARY

During the term of his employment Employee is not permitted to engage in any paid or time consuming unpaid side activity unless Employee has received prior written permission to do so from Employer. Employee will not accept any form of remuneration from third parties in connection with his work for Employer or any companies affiliated with it, based on the weighty circumstances that apply to Employee, as mentioned in the “Considerations” in this Agreement.

ARTICLE 15: NON-COMPETITION

Employee is prohibited to work for or be involved, in any manner whatsoever, directly, or indirectly, paid, or unpaid, with any person, organization. Company or business that is engaged in competitive activities, similar or related to the activities of Employer or any companies affiliated with it or to have any interest therein or in that context within a period of 2 (two) years after termination of this Agreement, without written permission of Employer.

ARTICLE 16: NON-SOLLICITATION

Employee is prohibited, without written permission from Employer, for 2 (two) year after termination of this Agreement in any way, (in)directly, to maintain business-related contact with or work for relations (including prospects, suppliers, and customers) from Employer or to Employer affiliated companies. The question of whether there is a relationship with Employer is determined based on Employer records; all this in the broadest sense of the word.

ARTICLE 17: NON-APPROACHING

Employee is prohibited, without written permission from Employer, for 2 (two) years after termination of this Agreement, from approaching employees or persons who, in the last year prior to the end of this Agreement, have or have had an employment contract with Employer and/or with the companies affiliated with Employer, in order to induce these employees or persons to terminate the employment contract with Employer or with companies affiliated, and/or to hire such employees or persons themselves.

ARTICLE 18: INTELLECTUAL PROPERTY (RIGHTS): IP AND IPR

1.	All IP and IPR, to the business of Employer accrue to Employer, including any IP and IPR arising from the activities of Employee, including the ideas and inventions of Employee, during this Agreement, whereby by signing this Agreement, Employee declares, in case necessary, to transfer any IP and IPR that he creates or adds in and to the context of the employment relationship to Employer, and for 2 (two) years after its expiry.

2.	Employee will cooperate with any further formal and informal acts regarding any (further) establishment of the rights described above, even if these acts must take place after termination of this Agreement, whereby Employee, at no time, has any right has on any monetary compensation regarding the application of this article and IP and IPR in general.

3.	Employee is obliged, as soon as an idea/invention is made, to inform Employer, without any delay and to lend all the cooperation that he will require from Employee for the application and/or patenting of that idea/invention.

4.	Because this Agreement entails that Employee performs activities or conducts research that may lead to ideas/inventions, the agreed wages are deemed to also form compensation for missing entitlement to the stated rights of industrial and intellectual property (rights).

ARTICLE 19: PENALTY CLAUSE

In the event that the Employee violates any of the provisions contained in articles 12 through 18 Employee will forfeit to the Employer, insofar as necessary in derogation from the provisions contained in article 7:650 (3), (4) and (5) of the Dutch Civil Code, a penalty that will be due on call and without any further demand, notice of default or judicial intervention being required, in the amount of EUR 1.000 for each violation plus EUR 500 for each day on which the violation continues, without prejudice to the Employer’s right to claim full compensation for the loss sustained and specific performance instead of that penalty. Payment of the penalty referred to in this article will not release the Employee from his obligations stipulated in articles 12 through 18.

ARTICLE 20: TAX ADJUSTMENT CLAUSE

lf the Dutch Tax Authorities or the Dutch Court rules that any of Employee’s remunerations or benefits were subject in whole or in part to the levy statutory payroll tax and social security contributions (wage and salaries tax or social insurance contributions) or were not sufficiently at arm’s length, the value of the private use of the remunerations or benefits shall be included in Employee’s salary. The compulsory withholdings will then be made and will be for the account of Employee. As from that time the remunerations or benefits shall be reduced to the level at which such payment/ payments may be made untaxed. Insofar as the remunerations or benefits exceed the standards or the fixed sums that may be paid out untaxed in accordance with the applicable tax and social security legislation at any given time, the part that exceeds the applicable standards or fixed amounts shall no longer be paid out/will be paid out after withholding statutory payroll tax and social security contributions.

ARTICLE 21: ADJUSTMENTS AND MISCELLANEOUS

1.	This Agreement deems to contain a full representation of the relevant agreements between Parties, as they exist at the time of signing of this Agreement. Additions to and deviations from this Agreement will only be valid if and insofar as they have been agreed in writing between Parties or have been confirmed in writing by Employer.

2.	Employer has the right, with respect to article 7:613 of the DCC, to unilaterally change the provisions of this Agreement if Employer has such a weighty interest that the interests of Employee that are harmed by the change must give way according to standards of reasonableness and fairness.

3.	Regarding the salary and/or other emoluments referred to in this Agreement, Employer will withhold what Employer is or becomes obliged to do by regulation of government. This will never give rise to compensation in any way whatsoever on the part of Employer.

4.	If there is a conflict between one of the provisions of this Agreement and a legal provision, the other provisions of this Agreement will remain in force.

5.	With the signing of this Agreement, all previous written and oral contracts regarding this employment relationship expire.

6.	Employee is competent that he is fit to practice, that all the data he has provided is correct and that he has not withheld any information that he could and should reasonably have concluded led to the fact that it would not have entered these or had entered others.

7.	Employee guarantees that no non-competition clause of another clause stands in the way of this employment and indemnifies Employer against all third-party claims in this regard.

8.	Violation of the prohibition of any of the articles 12 through 18 of this Agreement can be a reason, as these each of these are gross misconduct, for immediate dismissal of Employee.

9.	The IP and IPR to the content and the form of Agreement is owned by Employer and may not be copied or duplicated in any way, partly or fully.

10.	For reasons of interpretation the English language to this Agreement prevails.

11.	For all details of this employment Employer refers to the mentioned Personnel Handbook.

12.	Employee states to have received all information from Employer necessary for Employee to be able to access and understand the specific terms of this Agreement.

13.	Employee declares to have received a signed version of this Agreement.

ARTICLE 22: GDPR AND PRIVACY

Employee provided, and provides, personal data to Employer based on article 7:655 of the DCC and declares that he is aware of that and the providing of this data is with his consent. The processing of Employee’s personal data is subject to the GDPR, Employer’s privacy.

ARTICLE 23: LAW AND COURT

1.	This Agreement is subject to Dutch law to the exclusion of any other legal system.

2.	The Dutch court has exclusive jurisdiction to settle disputes arising from this Agreement.

ARTICLE 24: SUPPLEMENT ARY AGREEMENT

1.	This Agreement has been drawn up as a supplementary agreement alongside the Employment agreement signed by both the Employee and Employer on December 16, 2024 as attached in Appendix A. All clauses in the preceding agreement remain in full force unless superseded by any clauses within this new agreement that ensures the employment is compliant with Dutch Employment Law.

Thus agreed, drawn up in duplicate and signed, dated 4 February 2025

/s/ David Weinstein	/s/ Maurice van Tilburg
Employer:	Employee:

Mr. D. Weinstein, Statutory Director	Maurice E.W.M. van Tilburg
Renovaro Cube Intl Ltd
On behalf of
GEDI Cube B.V.